Exhibit 99.1

       National Beverage Corp. Celebrates 20 Years With Cash Distribution


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Dec. 23, 2005--National Beverage Corp. (AMEX:FIZ) announced that its Board of Directors today declared a special cash dividend of $1.00 per share. The dividend will be payable on January 27, 2006 to shareholders of record at the close of business on January 5, 2006.
    "Twenty months ago, $1.00 per share was paid after a 100% stock dividend was distributed...and today, we are extremely pleased that our Board again, while commemorating our 20-year existence, voted to distribute $37.7 million or $1.00 per share. This certainly confirms our on-going priority to reward investors and employee-shareholders for their steadfast loyalty and dedication," stated Nick A. Caporella, Chairman and Chief Executive Officer.
    "Several factors have limited our common stock from reflecting industry comparatives and the Board has considered this with its action today. In addition, due to product/package changes and capital spending forecasts, cash will accumulate in a more robust manner than has been the norm. As was the case in 2004, our balance sheet, reflecting no debt, will support aggressive expansion as opportunities avail themselves," Mr. Caporella continued.
    "Isn't the Board's action today a nice way to usher us into 2006 - say Happy 20th - Happy Hanukkah - and a very Merry Christmas to all," concluded Mr. Caporella.
    National Beverage is a TOTAL BEVERAGE COMPANY that produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) and Rip It(R).

    Fun & Flavor...the National Beverage Way

    Note: This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954-581-0922